EMPLOYMENT AGREEMENT


     THIS AGREEMENT made as of this ninth day of July,

1998, by and between GIBRALTAR STEEL CORPORATION, a

Delaware corporation, with offices at 3556 Lake Shore

Road, Buffalo, New York 14219 (the "Corporation") and

BRIAN J. LIPKE, an individual residing at 6858 Old Lake

Shore Road, Derby, New York 14047 (the "Executive").

     WHEREAS, the Executive is currently employed by

the Corporation pursuant to the terms of an employment

agreement by and between the Corporation and the

Executive, dated as of November 1, 1993 (hereinafter

the "Original Employment Agreement"); and

     WHEREAS, the Executive has made and is expected to

continue to make a major contribution to the

profitability, growth and financial strength of the

Corporation; and

     WHEREAS, the Corporation considers the continued

services of the Executive to be in the best interests

of the Corporation and its stockholders and desires to

assure the continued services of the Executive on

behalf of the Corporation; and

     WHEREAS, in connection with certain change in

control agreements entered into by the Corporation to

provide certain benefits to certain executive officers

of the Corporation upon the occurrence of a change in

control of the Corporation, the Corporation desires to

enter into a change in control agreement with the

Executive and to amend the terms of the Original

Employment Agreement to delete the provisions of such

agreement relating to the rights of the Executive upon

the occurrence of a change in control of the

Corporation and to make certain other technical changes

to the terms of the Original Employment Agreement;

     NOW, THEREFORE, in consideration of the conditions

and covenants set forth in this Agreement, the parties

hereto agree as follows:



     1.  AGREEMENT OF EMPLOYMENT. The Corporation agrees to, and hereby does, employ the Executive, and the Executive agrees to and hereby accepts employment by the Corporation, as President,

Chief Executive Officer, and Chairman of the Board of the

Corporation, to perform such executive duties and

responsibilities as may be assigned from time to time by the

Board of Directors of the Corporation (the "Board") subject, at all times, to the control of the Board.  It is contemplated that the Executive will continue to serve as President and Chief

Executive Officer and Chairman of the Corporation, subject to the right of the Board to elect officers of the Corporation.  The

Corporation shall not require the Executive to perform services hereunder outside the Buffalo, New York metropolitan area with such frequency or duration as would necessitate the Executive moving his residence from the Buffalo, New York area.



     2.   EXECUTIVE'S DUTIES AND BENEFITS.

          (a)  Duties.  During the period of his employment under

this Agreement, the Executive shall devote sufficient time and energies to the supervision and management of the business and affairs of the Corporation, and to the furtherance of its

interests. The Executive may become a director or trustee of any corporation or entity that does not compete with the business of the Corporation or constitute a Competitive Operation as defined in Section 7 hereof.

          (b) Vacation.  The Executive shall be entitled to

reasonable vacation periods during each full year of the

Executive's employment hereunder.

          (c) Benefits.  The Corporation shall pay the premiums

for policies of life, medical, disability, travel and accident,

and directors' and officers' liability insurance providing

coverage and benefits at least comparable to the policies of insurance maintained for the benefit of the Executive as of the date of this Agreement. The Executive shall be entitled to

participate in all pension and profit sharing plans, bonus plans,

stock option plans and other employee benefit plans and receive such other employment benefits as the Corporation may from time to time maintain for the benefit of or provide to its executive officers.



     3.   REIMBURSEMENT FOR EXPENSES.  The Corporation shall

reimburse the Executive for all reasonable expenses which the

Executive may from time to time incur on behalf of the

Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive accounts to the

Corporation for such expenses in a manner prescribed by the

Corporation.



     4.  ANNUAL COMPENSATION.

          (a)  Salary.  During the period of the Executive's

employment hereunder, the Corporation shall pay to the Executive an annual salary (the "Base Salary") of not less than Three

Hundred Thousand Dollars ($300,000.00) payable in equal

installments according to the payroll schedule of the

Corporation.   The Board, through its Compensation Committee,

shall in good faith review the Base Salary of the Executive, on an annual basis, and increase the Base Salary of the Executive if, in the Board's judgment, such increase is advisable.

          (b) Bonuses.  The Executive shall be entitled to

participate in the Gibraltar Steel Corporation Executive Bonus

Plan, and receive bonuses in accordance with the terms thereof.

The Board, in its discretion, may amend or change the Gibraltar

Steel Corporation Executive Bonus Plan or may award such

additional bonuses to the Executive as it may from time to time determine.



     5.   TERM OF EMPLOYMENT; TERMINATION.

         (a)  Term.  The term of this Agreement shall commence

effective as of July 9, 1998 ("Effective Date") and continue to

July 8, 2003.  The term of this Agreement shall be

automatically  extended for successive twelve-month periods

unless, at least ninety (90) days prior to the expiration of the then current term, either party gives notice to the other that the term of this Agreement will not be so extended.

          (b)  Termination.  Notwithstanding anything to the

contrary contained in this Agreement, the Executive's employment under this Agreement may be terminated as follows:

               (i)   Death.  The Executive's employment hereunder

shall terminate upon his death.

               (ii)  Disability.  In the event that two (2)

licensed physicians shall have certified in writing that the

Executive has been unable or will be unable to perform his duties hereunder by reason of illness, incapacity or other physical or mental disability for a period of twelve (12) consecutive months,

the Corporation may terminate the Executive's employment

hereunder by reason of disability.

               (iii)   Cause.  The Corporation may terminate the

Executive's employment hereunder for cause.  For the purposes of this Agreement, the Corporation shall have "cause" to terminate the Executive's employment hereunder upon the Executive's (A)

willful and continued failure to substantially perform his duties hereunder, other than any such failure resulting from the

Executive's incapacity due to physical or mental illness; (B)

illegal or criminal conduct; (C) intentional falsification of records or reports or any other act or acts of dishonesty

resulting, or intended to result, in personal gain or enrichment of the Executive at the expense of the Corporation; (D) excessive and/or chronic use of alcohol, narcotics or controlled substances

(other than under the supervision of a licensed physician); or

(E) willful engagement in gross misconduct materially injurious to the Corporation.

               (iv)   Without Cause.  The Executive's employment

under this Agreement may be terminated upon the affirmative vote of a majority of the Board at a duly held meeting thereof.

               (v)  By Executive.  The Executive may terminate

his employment hereunder at any time by delivering written notice of termination to the Corporation at least ninety (90) days prior to the effective date of such termination.



Any termination by the Corporation pursuant to Section 5(b)(ii),

5(b)(iii) or 5(b)(iv) hereof shall be communicated by written

Notice of Termination to the Executive.   For purposes of this

Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this

Agreement relied upon, the date on which the termination shall be effective (the "Termination Date"), and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.



     6.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

          (a)  Death Benefits.     If the Executive dies during

the term of his employment hereunder, in addition to any death benefits payable under the terms of any life insurance policies maintained by the Corporation on the life of the Executive, and in addition to any death benefits payable on account of the death of the Executive under the terms of any tax qualified retirement plans maintained by the Corporation, the Corporation shall pay to the estate of the Executive a death benefit equal to 50% of the

Executive's Base Salary at the rate in effect on the date of the

Executive's death, plus an amount equal to all the bonuses the

Executive would have received under Section 4 hereof assuming his employment had continued through the end of the fiscal year of the Corporation in which the Executive's death occurs.

          (b)  Disability.  If the Executive's employment shall

be terminated pursuant to Section 5(b)(ii), the Corporation shall pay to the Executive in equal monthly installments, for each twelve month period beginning on the day immediately following the date of such termination and any anniversary thereof (an

"Anniversary Date"), for the remainder of the Executive's life,

an amount equal to, his Base Salary, at the rate in effect on the

Termination Date up to a maximum of $200,000 per year (adjusted as set forth below), less (i) the amounts payable to the

Executive pursuant to any pension, profit sharing, or disability benefit plans maintained by the Corporation, (ii) the amounts of all social security, retirement or disability benefits payable to the Executive by any agency of the United States Government or the State of New York for each such twelve month period and (iii)

the amounts payable to the Executive pursuant to any policies of disability insurance maintained by the Corporation.  On each

Anniversary Date, the $200,000 per Year limit set forth

hereinabove shall be adjusted on a cumulative basis for each annual increase in the U. S. Department of Labor Bureau of Labor

Statistics Consumer Price Index for Urban Wage Earners and

Clerical Workers, New York, New York, 1982-84 = 100 measured between the month prior to the first month in which such

compensation payments were made and the month prior to the

commencement of each such successive year.

          (c)  Cause.  If the Executive's employment shall be

terminated pursuant to Section 5(b)(iii), the Corporation shall pay the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the Termination Date at the rate then in effect, and, thereafter, the Corporation shall have no further obligation to pay the Executive any additional

compensation or bonuses, to provide any medical, life, disability or other insurance benefits to the Executive hereunder, to pay any retirement benefits to the Executive in excess of those

provided for by the terms of the tax qualified retirement plans maintained by the Corporation as required by Section 6(f) hereof or to pay any other benefits provided to the Executive hereunder;

          (d)  Without Cause.  If the Executive's employment

shall be terminated pursuant to Section 5(b)(iv), the Corporation shall pay to the Executive in one lump sum payment, an amount equal to two and one-half (2.5) times the sum of (i) his Base

Salary at the rate then in effect and (ii) an amount equal to all bonuses paid by the Corporation to the Executive during the

twelve (12) month period ending on the Termination Date and,

thereafter, except as otherwise provided in this Agreement, the

Corporation shall have no further obligation to pay the Executive any additional compensation or bonuses, to pay any retirement benefits to the Executive in excess of those provided for by the terms of the tax qualified retirement plans maintained by the

Corporation as required by Section 6(f) hereof or to pay any other benefits provided to the Executive hereunder;

     (e)  By Executive.  If the Executive's employment shall be terminated pursuant to Section 5(b)(v), the Corporation shall pay the Executive any monthly installment of his Base Salary accrued and unpaid as of the effective date of such termination at the rate then in effect, and, thereafter, the Corporation shall have no further obligation to pay the Executive any additional

compensation or bonuses, to provide any medical, life, disability or other insurance benefits to the Executive hereunder, to pay any retirement benefits to the Executive in excess of those

provided for by the terms of the tax qualified retirement plans maintained by the Corporation as required by Section 6(f) hereof or to pay any other benefits provided to the Executive hereunder.

          (f)  Guarantee of Pension Benefits.  In addition to the

compensation and other termination benefits otherwise provided for hereunder, unless the Executive's employment with the

Corporation is terminated pursuant to the provisions of Sections

5(b)(iii) or 5(b)(v) hereof, the Executive and/or his

beneficiaries shall be entitled to receive the retirement,

disability and death benefits they would have been entitled to receive under the applicable provisions of the tax qualified retirement plans maintained by the Corporation for salaried

employees including, without limitation, pension, profit sharing or other comparable plans (individually a "Plan" and collectively the "Plans") pursuant to the Plans' provisions as in effect at the time of the termination of the Executive's employment but in any event, computed without reference to (i) any limitations on the amount of the Executive's compensation that may be taken into account under the Plans pursuant to Section 401(a)(17) of the

Internal Revenue Code of 1986, as amended (the "Code"); and (ii)

any limitations on the amount of the annual benefit which may be accrued by the Executive or which may be contributed on his

behalf under the Plans pursuant to Section 415 of the Code (the restrictions described in (i) and (ii) above being hereinafter collectively referred to as the "Restrictions").  At the time the

Executive or his beneficiaries is or are entitled to payment of any benefits under the terms of any Plan, the Corporation shall,

unless the Executive's employment with the Corporation is

terminated pursuant to Sections 5(b)(iii) or 5(b)(v) hereof, pay to the Executive, from its general assets, the difference between the amount which would, but for the Restrictions, have been paid to the Executive or his beneficiaries under the terms of such

Plan and the amount which is actually paid or payable to the

Executive or his beneficiaries under the terms of any such Plan.

Any amount payable to the Executive or his beneficiaries under the terms of this paragraph shall be available for payment to the

Executive or his beneficiaries in any form provided for by the applicable Plan and shall be paid to the Executive or his

beneficiaries in the form elected by the Executive or his

beneficiaries.  The amount of retirement and death benefits which would, but for the Restrictions, have been payable to the

Executive and his beneficiaries under the Plans shall be

determined using the actual number of years of service completed by the Executive and the actual amount of compensation received by the Executive as determined by the provisions of the

applicable Plan without regard to the Restrictions.

           (g) Insurance.  Subject to the provisions of the last

sentence of this Section 6(g), if the Executive's employment with the Corporation is terminated other than pursuant to the

provisions of Sections 5(b)(iii) or 5(b)(v) hereof, the

Corporation shall pay all premiums needed to maintain policies of

(i) medical and life insurance for the benefit of the Executive for the remainder of the Executive's life; (ii) medical insurance for the benefit of the Executive's spouse for the remainder of her life; and (iii) medical insurance for the benefit of the

Executive's dependents until each such dependent reaches age 21.

The amount of medical and life insurance coverage provided to the

Executive, and the amount of medical insurance coverage provided to the Executive's spouse and dependents shall be the same as the insurance coverage in effect for such individuals on the

Termination Date. If the Executive dies during the term of this

Agreement and his spouse or dependents are still living, the

Corporation shall continue to pay all premiums needed to continue to provide medical insurance coverage for the Executive's spouse for the remainder of the Executive's spouse's life, and for each of the Executive's dependents until each such dependent reaches age 21 at the same level of medical insurance coverage in effect for such individuals prior to the date of the Executive's death.

For purposes of this Section 6(g), the term "dependents" shall have the same meaning as contained in Section 152 of the Code.

The level of benefits provided hereunder (and the amount of

premiums required to provide such benefits) shall be adjusted to reflect similar benefits provided from time to time to the

Executive, his spouse or his dependents from all other sources,

including from other employers.



     7. CHANGE IN CONTROL.  The Corporation and the Executive

acknowledge and agree that, pursuant to the terms of a Change in

Control Agreement made by and between the Executive and the

Corporation on and as of the date hereof (such agreement being hereinafter referred to as the "Change in Control Agreement") the

Executive is entitled to receive certain payments following the occurrence of a Change in Control of the Corporation (as such term is defined in the Change in Control Agreement).  The

Corporation and the Executive acknowledge and agree that nothing in this Agreement shall be deemed or construed to limit, restrict or otherwise impair the Executive's right to receive the payments provided for by the Change in Control Agreement.  In addition,

the Corporation and the Executive hereby acknowledge and agree that nothing contained in the Change in Control Agreement shall be deemed or construed to limit, restrict or otherwise impair the

Executive's rights to receive payment of the compensation and other benefits provided by this Agreement and, accordingly, in the even that a Change in Control (as defined in the Change in

Control Agreement) occurs, the Executive's rights to receive payment of the compensation and benefits provided for by this

Agreement shall continue to be binding upon the Corporation (or,

if applicable, the successor to the Corporation) with the same force and effect as if no such Change in Control had occurred.



     8.   NON-COMPETITION.  In the event that the Corporation

terminates the Executive's employment under this Agreement

pursuant to Section 5(b)(iii) hereof or in the event the

Executive terminates his employment pursuant to Section 5(b)(v)

hereof, the Executive agrees that during a period of one (1) year after the date of termination, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be

connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business (a "Competitive Operation")

which competes with any business conducted by the Corporation or with any group, division or subsidiary of the Corporation in any geographic area where such business is being conducted at the time of such termination.  It is understood and agreed that, for the purposes of the foregoing provisions of this Section 7:

          (a) No business shall be deemed to be a business

conducted by the Corporation or any group, division or subsidiary of the Corporation, unless not less than 10% of the Corporation's consolidated gross sales and operating revenues, or net income,

is derived from, or not less than 10% of the Corporation's

consolidated assets are devoted to, such business;

          No business conducted by any entity which employs the

Executive or in which he is interested or with which he is

connected or associated shall be deemed competitive with any business conducted by the Corporation or any group, division, or subsidiary of the Corporation unless such business is one from which 10% or more of the Corporation's consolidated assets are devoted; and

          (b) No business which is conducted by the Corporation

at the time of the Executive's termination and which subsequently is sold or discontinued by the Corporation shall, subsequent to the date of such sale or discontinuance, be deemed to be a

Competitive Operation within the meaning of this Section 7.

Ownership by the Executive of 2% or less of the voting stock of any publicly held corporation shall not constitute a violation hereof.



     9.  AMENDMENTS.  This Agreement may not be amended or

modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.



     10.  ASSIGNMENT.  This Agreement cannot be assigned by

either party hereto except with the written consent of the other.



     11.  BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive.  In addition, this

Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation or otherwise) to all or substantially of the business and/or assets of the

Corporation.  The Corporation expressly agrees that it shall have no right, power or authority to consummate any sale of all or substantially all the business and/or assets of the Corporation or to consummate any merger, consolidation or other transaction as a result of which all or substantially all the business and/or assets of the Corporation are not owned by the Corporation or any of its direct or indirect wholly owned subsidiaries unless the party that will own all or substantially all the business and/or assets of the Corporation following the consummation of such transaction executes and delivers an agreement with the

Corporation expressly providing for the assumption by such party of all of the Corporation's obligations under this Agreement;

provided that, notwithstanding the foregoing, no such agreement shall be necessary to make the obligations of the Corporation under the terms of this Agreement binding on such successor to the business and/or assets of the Corporation.



     12.  CHOICE OF LAW. This Agreement shall be governed and

construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such slate except with respect to the internal affairs of the

Corporation and its stockholders, which shall be governed by the

Delaware General Corporation Law.



     13.  NOTICES.  All notices and other communications given

pursuant to this Agreement shall be deemed to have been properly given or delivered if hand-delivered, or if mailed, by certified mail or registered mail postage prepaid, or by recognized

overnight delivery service addressed to the Executive at the address set forth above or if to the Corporation, at the address set forth above with a copy to the attention of Gerald S. Lippes,

General Counsel, 700 Guaranty Building, Buffalo, New York 14202.

From time to time, either party may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.



     14.  AMENDMENT OF ORIGINAL EMPLOYMENT AGREEMENT. This

Agreement amends and restates the provisions of the Original

Employment Agreement and as such, effective as of the date first set forth above, this Agreement shall supercede the Original

Employment Agreement in its entirety and the Original Employment

Agreement shall have no further force or effect.



     15.  SEVERABILITY OF PROVISIONS.   In case any one or more

of the provisions contained in this Agreement shall be invalid,

illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this

Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.







     IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be executed as of the day and year set forth above.


                                   GIBRALTAR STEEL CORPORATION



                                   By: /x/ Neil E. Lipke
                                       Neil E. Lipke,
                                       Executive Vice President



                                       /x/ Brian J. Lipke
                                           Brian J. Lipke